Exhibit 99.8

FBC Holdings S.à r.l.

c/o Trustmoore Luxembourg S.A.

6 Rue Dicks

L-1417 Luxembourg

Luxembourg

August 16, 2018

Sphere 3D Corporation

240 Matheson Blvd. East

Mississauga, Ontario, Canada

L4Z 1X1

Ladies and Gentlemen

Waiver of Default

Reference is made to that certain 8% Senior Secured Debenture of Sphere 3D Corporation (as amended, supplemented or otherwise modified from time to time, the “Debenture”).

Reference is also made to that certain default notice, dated August 7, 2018, from CB CA SPV, LLC to Overland Storage, Inc. sent pursuant to the terms of the Senior Credit Agreement (the “Default Notice”).

Capitalised terms defined in the Debenture or the Default Notice have the same meaning when used in this letter, unless the context requires otherwise.

Corporation and Guarantors failed to deliver a final, definitive confidential information memorandum to Holder regarding the Corporation and Guarantors’ business on or before the date required under the Debenture in accordance with Section 7.5(d) of the Debenture. Such failure constitutes an Event of Default pursuant to Section 8.1(c)(ii) of the Debenture (the “Milestone Event of Default”).

The occurrence of the Specified Event of Default is an Event of Default under the Debenture pursuant to Section 8.1(l) of the Debenture (the “Cross Default Event of Default”).

With effect from the date of this letter the Holder hereby waives the Milestone Event of Default and the Cross Default Event of Default.

The waiver set out in this letter is given without prejudice to any rights or remedies the Holder may have now or in the future with respect to any other matters. The waiver is limited to the Milestone Event of Default and the Cross Default Event of Default only.

Nothing in this letter shall be, or construed as, a waiver, amendment, consent or agreement in respect of any provisions of the Debenture or the Collateral Documents or otherwise, except for the specified waiver set out above. All terms and conditions of the Debenture and other Collateral Documents shall remain in full force and effect.

By FBC Holdings S.à r.l. as Holder

By:	/s/Johannes A. van den berg and Paul van den Belt
Name:	Trustmoore Luxembourg S.A.
Title:	Manager A

By:	/s/ Jennifer M. Pulick
Name:	Cyrus Capital Partners, LP
Title:	Manager B